UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 2, 2006

Greens Worldwide Incorporated

(Exact name of registrant as specified in its charter)

Arizona	000-25025	86-0718104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

346 Woodland Church Road, Hertford, North Carolina 27944
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code	252-264-2064

Item 1.01  Entry into Material Definitive Agreement

On August 2, 2006, the Company entered into a binding Memorandum of Agreement (“Agreement”) with Texas Sports Group, Inc., doing business as Tight Lies Tour, (hereinafter “TSG”) and shareholders of TSG.

TSG is a sports marketing and management company conducting a series of professional golf tournaments under the brand name Tight Lies Tour.

Upon completion of the transaction, TSG will become a wholly owned subsidiary of the Company with the Company forming a new wholly owned subsidiary entitled Players Tour, Inc. (hereinafter “PTI”) with PTI entering into a Definitive Agreement for the exchange of common stock with TSG.

At closing, PTI shall pay shareholders of TSG $200,000 and $900,000 in common stock of the Company, with the number of shares to be determined by dividing the ten days average closing price of Company common stock prior to the actual closing date into $900,000 and the Company shall further pay TSG shareholders an additional payment of $75,000 and stock payment of $600,000 on June 30, 2007, with the number of shares to be determined by dividing the average ten day closing price of the common stock of the Company into the sum of $600,000 for the ten trading days prior to June 30, 2007.  This consideration will b e paid to shareholders of TSG in exchange for 100% of the outstanding shares of TSG so that TSG becomes a wholly owned subsidiary.

In addition to this consideration, the Company shall also grant additional stock payments to shareholders of TSG for performance based earn outs of the wholly owned subsidiary.

As further additional consideration, TSG shareholders shall be granted the following warrants at closing:

50,000 warrants at an exercise price of $.50 per share, which expire December 31, 2006

50,000 warrants at an exercise price of $.75 per share, which expire December 31, 2007

50,000 warrants at an exercise price of $1.00 per share, which expire December 31, 2008

50,000 warrants at an exercise price of $1.50 per share, which expire December 31, 2009

The closing is expected to occur on or about August 30, 2006 and shall include entry into Employment Agreements with certain TSG key personnel.

The foregoing is a brief summary of certain pertinent terms and conditions contained in the Agreement and does not purport to be a full and complete description of such terms and conditions.

EXHIBITS

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 8, 2006

Greens Worldwide Incorporated

/s/ R. Thomas Kidd

R. Thomas Kidd

President & CEO

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